UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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One Liberty Properties, Inc.
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ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Great Neck, New York 11021
(516) 466-3100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 14, 2017

The annual meeting of stockholders of One Liberty Properties, Inc. will be held at our offices, located at Suite 303, 60 Cutter Mill Road, Great Neck, NY, on Wednesday, June 14, 2017 at 9:00 a.m., local time. We are holding the meeting for the following purposes:

1.	The election of three directors, each to serve until the 2020 Annual Meeting of Stockholders and until his successor is duly elected and qualifies;
2.	A proposal to approve, by non-binding vote, executive compensation for 2016, as more fully described in the accompanying proxy statement;
3.	A proposal to recommend, by non-binding vote, the frequency of future non-binding votes on executive compensation;
4.	To consider and vote on a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017; and
5.	To transact any other business properly brought before the meeting.

Holders of record of our common stock at the close of business on April 18, 2017 are entitled to notice of the annual meeting and to vote at the meeting and any adjournment thereof.

It is important that your shares be represented and voted at the meeting. To assure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it in the enclosed prepaid envelope, whether or not you plan to attend the meeting. Most stockholders can also vote by telephone or via the internet. Telephone and internet voting information is provided on the accompanying proxy card. Your proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting.

By Order of the Board of Directors

Mark H. Lundy, Secretary

Dated: April 18, 2017

We urge each stockholder to promptly sign and return the enclosed proxy card or use telephone or internet voting. See our questions and answers about the meeting for information about voting by telephone or internet, how to revoke a proxy, and how to vote shares in person.

ONE LIBERTY PROPERTIES, INC.

PROXY STATEMENT

GENERAL

Our board of directors is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2017 annual meeting of stockholders of One Liberty Properties, Inc. The meeting will be held at our offices, 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021 on Wednesday, June 14, 2017 at 9:00 a.m., local time. The proxies will be voted at the meeting and may also be voted at any adjournments or postponements of the meeting.

All properly executed proxy cards, and all properly completed proxies submitted by telephone or by the internet, that are delivered pursuant to this solicitation, will be voted at the meeting in accordance with your directions, unless the proxy is revoked before the meeting.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will vote on the following matters:

•	election of three directors (Charles L. Biederman, Patrick J. Callan, Jr., and Louis P. Karol) to hold office until the 2020 annual meeting and until their respective successors are duly elected and qualify;
•	a non-binding advisory vote on executive compensation;
•	a non-binding advisory vote on the frequency of non-binding votes on executive compensation;
•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017; and
•	such other matters as may properly come before the meeting.

Who is entitled to vote?

We are mailing this proxy statement on or about April 25, 2017 to our stockholders of record as of the close of business on April 18, 2017. The record date was established by our board of directors. Stockholders as of the close of business on the record date of April 18, 2017 are entitled to receive notice of and to vote their shares at the meeting. Each outstanding share of common stock is entitled to one vote. As of the record date, 18,452,058 shares of our common stock were outstanding and entitled to vote at the meeting.

How do I vote?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., LLC, you are considered the stockholder of record with respect to those shares and the proxy card was sent directly to you by us. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•	Vote online. You may vote online at www.voteproxy.com. To vote online, you must have your control number provided in the proxy card.
•	Vote by telephone. You may vote by telephone by calling 1-800-PROXIES (1-800-776-9437). To vote by telephone, you must have the control number provided in your proxy card.
•	Vote by regular mail. If you would like to vote by mail, please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.
•	Vote by attending the meeting in person.

Proxies submitted over the internet, by telephone or by mail must be received by 11:59 p.m. New York City time, on June 13, 2017. If you vote by telephone or via the internet, it is not necessary to return your proxy card.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and a voting instruction form was forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee. If you wish to vote in person at the annual meeting, you must contact the broker or nominee to obtain evidence of your ownership of our common stock as of the record date.

How will my shares be voted?

If you do not mark any selections but return the signed proxy card, your shares will be voted by the proxies named on the proxy card in favor of the three nominees for election as directors, in favor of the approval of the non-binding resolution on executive compensation, in favor of three years as the frequency of the non-binding vote on executive compensation, in favor of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017, and as the proxy holders may determine in their discretion with respect to other matters that properly come before the meeting.

If you wish to name as a proxy someone other than the proxies named on the proxy card, you may do so by crossing out the name of the designated proxies and inserting the name of another person. In that case, it will be necessary to sign the proxy card and deliver it to the person so named and for the person so named to be present at and vote at the meeting. Proxy cards so marked should not be mailed to us or to American Stock Transfer and Trust Company, LLC.

Who will count the vote?

A representative of our transfer agent, American Stock Transfer and Trust Company, LLC, will tabulate the votes and act as inspector of elections.

Can I revoke my proxy before it is exercised?

If you hold stock directly in your name, you may revoke a proxy at any time before it is voted at the annual meeting with a later dated, properly executed proxy (including an internet or telephone vote), or a written revocation delivered to our Secretary. The proxy holders’ powers may also be suspended if you attend the meeting and notify our Secretary at the meeting that you would like to change your vote or vote in person. If your stock is held in the name of a broker, bank or other nominee, you must contact such nominee and comply with the nominee’s procedures if you want to revoke or change the instructions that you previously provided to the nominee. Attendance at the meeting will not by itself automatically revoke a previously granted proxy.

What constitutes a quorum?

A quorum is the presence in person or by proxy of stockholders holding a majority of shares entitled to vote at the meeting. To constitute a quorum, at least 9,226,030 shares must be present in person or by proxy at the meeting. Generally, action cannot be taken at the meeting unless a quorum is present.

Is my vote important?

Yes. Under applicable rules, brokers, banks and other nominees are prohibited from voting shares held in street name on matters pertaining to the election of directors unless the client specifically instructs his or her nominee to vote their shares. Shares held in street name and for which voting instructions are not provided and accordingly, as to which bank, brokers and other nominees do not have discretionary authority to vote on their clients’ behalf, are referred to “broker non-votes.” Because “broker non-votes” will have the effect of a vote against the election of the directors identified herein as standing for election, it is very important that you vote your shares.

How many votes does it take to approve the items to be voted upon?

The vote of a majority of the outstanding shares entitled to vote at the meeting is necessary for the election of each nominee standing for election as a director. Accordingly abstentions and broker non-votes will have the effect of a vote against the election of such nominee.

The affirmative vote of a majority of all of the votes cast at the meeting is required for approval of the proposals relating to the advisory vote on executive compensation and the vote to ratify the selection of Ernst & Young LLP. For purposes of the advisory vote on executive compensation, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. For the purposes of the vote on the selection of Ernst & Young LLP, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

The option of one year, two years or three years that receives a majority of all the votes cast at a meeting will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders. In either case, this vote is advisory and not binding on the Board or the Company in any way, and the Board may determine that it is in the best interests of the Company to hold an advisory vote on executive compensation more or less frequently than the option recommended by our stockholders.

Who is soliciting my vote and who pays the cost?

Our board of directors is soliciting votes for the meeting and we will pay the entire cost of the solicitation, including preparing and mailing this proxy statement. In addition to the solicitation of proxies by mail and through our and our affiliates’ employees, we will request banks, brokers, custodians, nominees and other record holders to forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. We will reimburse such record holders for their reasonable out-of-pocket expenses in forwarding proxies and proxy materials to stockholders. We have retained DF King for a fee of $5,000 plus reasonable expenses, to aid in the solicitation of proxies from our stockholders. To the extent necessary to ensure sufficient representation at the meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, internet or other means of electronic transmission. The extent to which this will be necessary depends upon how promptly proxies are returned. We urge you to send in your proxy without delay.

What is householding?

We are sending only one proxy statement to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement, he or she may request it orally or in writing by contacting us at One Liberty Properties, Inc., 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attention: Investor Relations, by emailing us at investorrelations@1liberty.com, or by calling us at 516-466-3100, and we will promptly deliver to the stockholder the requested annual report or proxy statement. If a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact us in the same manner. If you are an eligible stockholder of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

When are stockholder proposals due for the 2018 Annual Meeting?

If a stockholder wants a proposal to be included in our proxy statement for the 2018 annual meeting of stockholders, the proposal, in writing and addressed to our Secretary, must be received by us no later than December 26, 2017. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement in accordance with applicable regulations governing the solicitation of proxies.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead intended to be presented directly at the 2018 annual meeting, rules and regulations promulgated by the Securities and Exchange Commission permit us to exercise discretionary voting authority to the extent conferred by proxy if we:

•	receive notice of the proposal before March 11, 2018, and advise stockholders in the proxy statement for our 2017 annual meeting of stockholders of the nature of the proposal and how management intends to vote on such matter; or
•	do not receive notice of the proposal before March 11, 2018.

Notices of intention to present proposals at our 2018 annual meeting should be submitted in writing and addressed to our Secretary.

What other information about us is available?

Stockholders can call (516) 466-3100 or write to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attention: Secretary, to request a copy of our Annual Report on Form 10-K. This and other important information about us is also available on our web site which is located at www.onelibertyproperties.com. Our Annual Report to Stockholders for 2016 accompanies this proxy statement.

GOVERNANCE OF THE COMPANY

General

Pursuant to the Maryland General Corporation Law and our by-laws, as amended, our business, property and affairs are managed by or under the direction of our board of directors. Members of the board are kept informed of our business through discussions with our chief executive officer, chairman of our board and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees.

During 2016, the board held four meetings. All of the directors attended at least 75% of the total number of meetings of the board of directors and the board committees of which such director was a member. Our non-management directors meet at regularly scheduled executive sessions without management. We encourage our directors to attend the annual meeting of stockholders. Last year, all of our directors attended our annual meeting of stockholders.

Leadership Structure

The board of directors designated J. Robert Lovejoy as its “Independent Lead Director.” Among other things, the Lead Director presides at, and prepares the agenda for, executive sessions of the independent directors, recommends to the chairman of the board matters to be considered and materials to be reviewed by the board, participates in meetings of the committees of the Board, serves as an independent point of contact for stockholders desiring to communicate with the board and performs such other duties and responsibilities as are assigned to him by a majority of the non-management directors.

Our company is led by Matthew J. Gould, chairman of our board, Fredric H. Gould, vice chairman of our board and Patrick J. Callan, Jr., president and chief executive officer. Although the board of directors has not established a policy on whether the role of the chairman and chief executive officer should be separated, the board of directors believes our current structure is the most appropriate structure at this time because it makes the best use of the abilities of these individuals.

Risk Oversight

Management is responsible for the day-to-day management of risks we face. Our board of directors has overall responsibility for overseeing risk management with a focus on the more significant risks facing us. Our audit committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risks, our compensation committee oversees risks relating to remuneration of our full-time officers, and our nominating and corporate governance committee oversees corporate governance risks.

A portion of each quarterly meeting of the audit committee is devoted to reviewing with management, among other things, property portfolio issues which could have a material adverse impact on current or future operations or financial condition including, potential or actual impairments, if any, liquidity risks, debt covenants and maturities, lease expirations; and, as required, reviewing risks arising from related party transactions. Each audit committee meeting is generally attended by our chairman of the board, chief executive officer, and chief operating officer who are there, among other things, to respond to issues relating to tenant matters or property operations. In addition, at each meeting of the audit committee, our chief financial officer, our chief accounting officer, the accounting firm performing the internal audit function on our behalf and our independent registered public accounting firm report to the committee with respect to compliance with our internal control policies to ascertain that no failures of a significant or material nature have occurred. This process assists the audit committee in overseeing the risks related to our financial statements and the financial reporting process.

At each meeting of the board of directors, the significant risk issues reviewed by the audit committee at its most recent meeting are discussed by the Board.

Our compensation committee monitors risks associated with our compensation structure. The compensation committee believes that the compensation programs which are in place do not give rise to any risk that is reasonably likely to have a material adverse effect on us.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that is designed to help our directors, officers, employees, agents and consultants resolve ethical issues. This code applies to all directors, officers, employees, agents and consultants, including our chief executive officer, principal financial officer, principal accounting officer or persons performing similar functions. The code covers a variety of topics, including those required by the Securities and Exchange Commission and the New York Stock Exchange. Topics covered include conflicts of interest, confidentiality of information, and compliance with laws and regulations.

During 2016, there were no amendments to the code and no waivers of the provisions of the code with respect to any of our directors, officers, employees, agents or consultants. We will post any amendments to, or waivers of, our code on our website. See “Additional Information” to obtain access to, or copies of, our code of business conduct and ethics.

Committees of the Board of Directors

We have three standing committees: audit, compensation and nominating and corporate governance. Our board has adopted corporate governance guidelines that address the make-up and function of the board and a charter for each of these committees. The charter for each committee requires that such committee be comprised of at least three independent directors and in the case of the audit committee, also requires that at least one member of the committee qualify as a “financial expert.” All of the members of each committee were independent during their period of service on such committee and in the case of the audit committee, each such member was also financially literate. See “Additional Information” to obtain access to, or copies of, our corporate governance guidelines and committee charters.

The table below provides membership and meeting information for each of the standing board committees for 2016:

Name	Audit	Compensation	Nominating and Corporate Governance
Joseph A. Amato(1)			✔
Charles Biederman		✔	✔
James J. Burns(2)	✔
Joseph A. DeLuca	✔
J. Robert Lovejoy(1)		✔	✔
Louis P. Karol			Chair
Leor Siri(2)	Chair
Eugene I. Zuriff	✔	Chair
Number of Meetings(3)	5	1	1
(1)	Mr. Amato died on November 13, 2016. Mr. Lovejoy became a member of the nominating and corporate governance committee on December 7, 2016.
(2)	Messrs. Burns and Siri are our audit committee financial experts.
(3)	One of the audit committee meetings was a joint meeting with the compensation committee; such meeting is reported solely as an audit committee meeting.

Audit Committee

This committee is responsible for assisting the board in overseeing, among other things, (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of the independent registered public accounting firm, (v) the performance of the accounting firm performing our internal control audit function, and (vi) the preparation of the audit committee report required by the Securities and Exchange Commission for inclusion in this proxy statement. The audit committee is also responsible for the selection and engagement of our independent registered public accounting firm, for approving the fees paid to such firm and for approving related party transactions.

Compensation Committee

This committee recommends the base salary and annual bonus to our full-time senior executive officers and the fees to be paid to our directors, and determines all awards under our equity based incentive plans.

Nominating and Corporate Governance Committee

This committee is responsible for, among other things, recommending a slate of directors for election to the board of directors at the annual stockholders’ meeting, recommending committee assignments to the board of directors, identifying and recommending candidates to fill vacancies on the board of directors between annual stockholder meetings, recommending a slate of officers for election by the board of directors at the annual directors’ meeting, proposing, monitoring and recommending changes to our corporate governance guidelines and overseeing the evaluation of the effectiveness of our board of directors and the committees thereof.

Director Qualifications

The board believes that it should be comprised of directors with complementary backgrounds, and that directors should, at a minimum, have experience which is relevant to our business or otherwise be of assistance to the board in its deliberations. Our nominating and corporate governance committee (the “nominating committee”) has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. It considers the personal and professional attributes and the experience of each director candidate to promote diversity of expertise and experience among our directors. Additionally, directors should possess the highest personal and professional ethics in order to perform their duties properly, and should be willing and able to devote the required amount of time to our business.

When considering candidates for director, the nominating committee will take into account a number of factors, including the following:

•	Independence, including independence from management and pursuant to the New York Stock Exchange’s director independence standards;
•	Whether the candidate has relevant business experience;
•	Judgment, skill, integrity and reputation;
•	Financial and accounting background, to enable the nominating committee to determine whether the candidate would be suitable for audit committee membership;
•	Executive compensation background, to enable the nominating committee to determine whether the candidate would be suitable for compensation committee membership; and
•	The size and composition of the existing board.

The nominating committee will consider candidates for director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to our Secretary and include:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the nominating committee;
•	The name of and contact information of the candidate;
•	A detailed statement of the candidate’s business and educational experience and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors;
•	Information regarding each of the factors listed above sufficient to enable the nominating committee to evaluate the candidate;
•	A statement detailing any relationship between the candidate and any of our competitors, affiliated companies or officers or directors;
•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

When seeking candidates for director, the nominating committee may solicit suggestions from management, incumbent directors and others. The nominating committee or its chairman will interview a candidate if it believes the candidate might be suitable to be a director. The nominating committee may also ask the candidate to meet with management.

The nominating committee generally intends to recommend that the Board nominate incumbent directors whom the committee believes will continue to make important contributions to us, inasmuch as the committee believes that the continuing service of qualified incumbents promotes stability and continuity, giving us the benefit of the familiarity and insight into our affairs that its directors have accumulated during their tenure, while contributing to the Board’s ability to work as a collective body.

Independence of Directors

The board reviews director independence annually and bases its independence determinations primarily on discussions with the directors and a review of the responses to the directors’ questionnaires regarding employment and compensation history, affiliations, family and other relationships.

In determining whether our directors are independent, our board of directors employs the New York Stock Exchange director independence standards. These standards provide:

•	No director qualifies as “independent” unless the board affirmatively determines that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us);
•	A director who is an employee, or whose immediate family member is an executive officer, of ours is not independent until three years after the end of such relationship;
•	A director who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 in any twelve-month period;
•	A director who is, or who has an immediate family member who is, a current partner of our internal or external auditor, a director who is a current employee of our internal or external auditor, a director who has an immediate family member who is a current employee of our internal or external auditor and who personally participates in our audit, or a director who was, or whose immediate family member was, within the last three years, a partner or employee of our internal or external auditor and personally worked on our audit within that time, cannot be considered independent;
•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship; and
•	A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until the commencement of the third fiscal year following the fiscal year in which such payments fall below such threshold.

The commentary to the New York Stock Exchange standards provides that it is not possible to anticipate or explicitly to provide for all circumstances that might signal potential conflicts of interest, or might bear on the materiality of a director’s relationship to a listed company. Accordingly, the board considers material relationships with the Company’s affiliates and officers that a director may have.

Our board has determined that each of Charles Biederman, James J. Burns, Joseph A. DeLuca, Louis P. Karol, J. Robert Lovejoy, Leor Siri and Eugene I. Zuriff is independent.

Compensation Committee Interlocks and Insider Participation

None of the compensation committee members were ever officers or employees of our company or has had any relationship requiring disclosure by us under any paragraph of Item 404 (Transactions with Related Persons, Promoters and Certain Control Persons) of Regulation S-K.

Communications with Directors

Stockholders, employees and other interested persons who want to communicate with the board, any committee of the board, or any individual director can write to:

One Liberty Properties, Inc.
Suite 303
60 Cutter Mill Road
Great Neck, New York 11021
Attention: Secretary

The Secretary will:

•	Forward the communication to the director or directors to whom it is addressed;
•	Attempt to handle the inquiry directly; for example where it is a request for information about the company or it is a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each board meeting, the Secretary will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors on request.

In the event that a stockholder, employee or other interested person would like to communicate with our non-management directors confidentially, they may do so by sending a letter to “Independent Lead Director” at the address set forth above. Please note that the envelope must contain a clear notation that it is confidential.

Compensation of Directors

The following table sets forth the cash compensation payable to the non-management directors for service on our board and its committees:

			Committee
	Board		Audit	Compensation	Nominating
Annual retainer(1)	$30,000		$12,000	$6,000	$5,000
Participation in meeting	1,000		—	—	—
Chairman’s annual retainer(2)	262,500	(3)	15,000	7,000	7,000
Vice Chairman’s annual retainer	105,000	(3)	—	—	—
Lead director’s annual retainer	20,000		—	—	—
(1)	Effective January 1, 2017, the annual retainer for the non-management directors was increased to $32,000.
(2)	The amounts paid for serving as the chair of the applicable committee are in addition to the annual retainer for service on such committee.
(3)	Matthew J. Gould and Fredric H. Gould, members of management, were paid the Chairman’s and Vice Chairman’s annual retainer, respectively. Effective January 1, 2017, the Chairman and Vice Chairman’s annual retainers were increased to $275,625 and $110,250, respectively. See “Executive Compensation— Compensation Discussion and Analysis — Compensation of the Chairman and Vice Chairman of the Board” and “Certain Relationships and Related Transactions.

In addition, non-management directors are awarded shares of restricted common stock annually – the number of such shares varies from year to year. In each of 2016 and 2017, each such director was awarded 3,000 shares. The restricted shares have a five year vesting period, subject to acceleration upon the occurrence of specified events; during the vesting period, the owner is entitled to vote and receive distributions, if any, on such shares.

Our non-management directors received the following compensation for 2016:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Joseph A. Amato	38,000	65,220	15,990	119,210
Charles Biederman	45,000	65,220	21,580	131,800
James J. Burns	46,000	65,220	21,580	132,800
Joseph A. DeLuca	46,000	65,220	21,580	132,800
J. Robert Lovejoy	60,000	65,220	21,580	146,800
Louis P. Karol	46,000	65,220	21,580	132,800
Leor Siri	61,000	65,220	9,130	135,350
Eugene I. Zuriff	59,000	65,220	21,580	145,800
(1)	The compensation received by: (a) Matthew J. Gould, Chairman of the Board, Fredric H. Gould, Vice Chairman of the Board and Patrick J. Callan, Jr., President, Chief Executive Officer and a Director, is set forth in the Summary Compensation Table; and (b) Jeffrey A. Gould, a Senior Vice President and Director, is set forth in “Certain Relationships and Related Transactions.” All of the directors in this table are non-management directors.
(2)	Includes all fees earned for services as a director, including annual retainer fees, committee and committee chairman fees, independent lead director fee and meeting fees of $1,000 per board meeting. Each non-management director is entitled to reimbursement of travel and other expenses incurred in connection with attendance at board and committee meetings, which amounts are not included in this table.
(3)	Represents the aggregate grant date fair value computed in accordance with ASC Topic 718. The closing price per share on January 5, 2016, the grant date, was $21.74 – on such date, each of these directors was awarded 3,000 shares of restricted stock. These shares vest in January 2021. On January 9, 2017, each non-management director was granted 3,000 shares of restricted stock with a grant date fair value of $24.75 per share. Such shares vest in January 2022.
(4)	Represents dividends declared in 2016 on unvested restricted shares awarded under our 2009 Incentive Plan and 2012 Incentive Plan.

The table below shows the number of outstanding shares of our unvested restricted stock held by each non-management director at December 31, 2016:

Name(1)	Unvested Restricted Stock (#)	Market Value of Unvested Restricted Stock ($)(2)
Joseph A. Amato(3)	—	—
Charles Biederman	13,000	326,560
James J. Burns	13,000	326,560
Joseph A. DeLuca	13,000	326,560
J. Robert Lovejoy	13,000	326,560
Louis P. Karol	13,000	326,560
Leor Siri	5,500	138,160
Eugene I. Zuriff	13,000	326,560
(1)	The outstanding restricted stock units (“RSUs”) and shares of restricted stock held by Fredric H. Gould, Patrick J. Callan, Jr. and Matthew J. Gould, our named executive officers who also serve as directors, are set forth in the “Executive Compensation - Outstanding Equity Awards At Fiscal Year End” table and are not included in the table above.
(2)	The closing price on the New York Stock Exchange on December 31, 2016 for a share of our common stock was $25.12.
(3)	Mr. Amato died on November 13, 2016 and his 13,000 unvested shares vested at such time in accordance with the plan pursuant to which such shares were issued.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

The following table sets forth, as of March 20, 2017, information concerning shares of our common stock owned by (i) all persons known to own beneficially 5% or more of our outstanding stock, (ii) all directors and nominees for election as directors, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group:

Name	Amount of Beneficial Ownership(1)	Percent of Class
Charles Biederman(2)	20,250	*
James J. Burns	34,162	*
Patrick J. Callan, Jr.	151,563	*
Joseph A. DeLuca(3)	34,336	*
Fredric H. Gould(4)(5)	2,421,151	13.2%
Jeffrey A. Gould(4)(6)	2,080,922	11.3%
Matthew J. Gould(4)(7)	2,064,511	11.2%
David W. Kalish(8)	300,311	1.6%
Louis P. Karol	18,625	*
J. Robert Lovejoy(9)	76,420	*
Mark H. Lundy(10)	107,826	*
Lawrence G. Ricketts, Jr.	101,007	*
Leor Siri(11)	8,500	*
Eugene I. Zuriff(12)	28,657	*
Directors and officers as a group (21 individuals)(4)	4,089,237	22.2%
Gould Investors L.P.(4)(13)	1,785,976	9.7%
BlackRock, Inc.(14)	1,238,943	6.7%
The Vanguard Group(15)	1,578,727	8.6%
*	Less than 1%
(1)	Securities are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the securities, whether or not the person has an economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership of shares within 60 days of March 20, 2017. The percentage of beneficial ownership is based on 18,399,621 shares of common stock outstanding on March 20, 2017.
(2)	Excludes 47,968 shares owned by his spouse, as to which he disclaims any beneficial ownership interest.
(3)	Includes shares of common stock owned by a corporation of which he is the sole shareholder. Excludes 500 shares of common stock owned by his wife as to which he disclaims beneficial ownership.
(4)	Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould are the directors of the corporate managing partner of Gould Investors and accordingly may be deemed to share voting and dispositive power with respect to the shares owned by Gould Investors.
(5)	Includes 453,243 shares of common stock owned directly, 1,785,976 shares of common stock owned by Gould Investors and 181,932 shares of common stock owned by entities, pension trusts and a foundation over which he has sole or shared voting and dispositive power. Excludes 56,440 shares of common stock owned by his wife, as to which shares he disclaims beneficial ownership.

(6)	Includes 260,852 shares of common stock owned directly, 1,785,976 shares of common stock owned by Gould Investors and 13,977 shares of common stock owned by a foundation over which he has shared voting and dispositive power. Also includes 20,117 shares of common stock owned as custodian for his children as to which shares he disclaims beneficial ownership.
(7)	Includes 222,206 shares of common stock owned directly, 1,785,976 shares of common stock owned by Gould Investors and 13,977 shares of common stock owned by a foundation over which he has shared voting and dispositive power. Also includes 42,352 shares of common stock owned as custodian for his children as to which shares he disclaims beneficial ownership.
(8)	Includes 127,061 shares of common stock owned directly and by his IRA and profit sharing trust, of which he is the sole beneficiary, and 173,250 shares of common stock owned by pension trusts over which he has shared voting and dispositive power. Excludes 500 shares of common stock owned by his wife, as to which shares he disclaims beneficial ownership.
(9)	Includes shares of common stock owned by his IRA. Excludes 6,000 shares of common stock owned by his wife as to which shares he disclaims beneficial ownership.
(10)	Includes 1,266 shares of common stock owned as custodian for a minor child, as to which shares he disclaims beneficial ownership, and 96,960 shares of common stock owned directly and held in a margin account.
(11)	Excludes 285 shares held by his spouse, as custodian for their children, as to which shares he disclaims beneficial ownership.
(12)	Excludes 5,000 shares of common stock owned by his wife, as to which shares he disclaims beneficial ownership.
(13)	Address is 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021. We refer to Gould Investors L.P. as Gould Investors.
(14)	As of December 31, 2016, based (other than with respect to percentage ownership) on information set forth in Amendment No. 6 to Schedule 13G filed with the SEC on January 25, 2017 by BlackRock, Inc., whose business address is 55 East 52nd Street, New York, NY 10055. This stockholder reported that it has sole voting power with respect to 1,198,280 shares, sole dispositive power with respect to 1,238,943 shares and that it does not share voting or dispositive power with respect to the shares it beneficially owns.
(15)	As of December 31, 2016, based (other than with respect to percentage ownership) on information set forth in Amendment No. 3 to Schedule 13G filed with the SEC on February 10, 2017 by the Vanguard Group, whose business address is 100 Vanguard Blvd., Malvern, PA, 19355. This stockholder reported that it has sole voting power with respect to 16,460 shares, shared voting power with respect to 1,000 shares, sole dispositive power with respect to 1,562,067 shares and shared dispositive power with respect to 16,600 shares.

ELECTION OF DIRECTORS

(Proposal 1)

Pursuant to our by-laws, as amended, the number of our directors is determined by our board of directors. Our Board currently consists of 11 directors and it has determined that immediately following the annual meeting, it will consist of ten directors. The board is divided into three classes and the classes are elected on a staggered basis. Each class is elected to serve a three year term and is to be as equal in size as is possible. The terms of Charles L. Biederman, James J. Burns, Patrick J. Callan, Jr., and Louis P. Karol expire at the 2017 annual meeting. Each of them has been recommended to the board of directors by the nominating committee for election at the annual meeting, other than Mr. Burns, who will be retiring from the Board at the conclusion of the annual meeting. Seven other individuals serve as directors but are not standing for election because their terms extend past the date of the annual meeting. Proxies will not be voted for a greater number of persons than the number of nominees named in the proxy statement.

It is contemplated that all the nominees will stand for election. Should any nominee become unavailable for election, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee recommended by the board of directors.

If any director is unable to serve his full term, the board, by majority vote of the directors then in office, may designate a substitute.

Nominees for Election to serve until the 2020 Annual Meeting

The following table sets forth information regarding the nominees for director to hold office until the 2020 annual meeting of stockholders:

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Charles L. Biederman 83 Years
Director since 1989; Chairman from 2008 to 2010 of Universal Development Company, a commercial general contractor engaged in turnkey hotel, commercial and residential projects; Principal of Sunstone Hotel Investors, LLC, a company engaged in the management, ownership and development of hotel properties, from 1994 to 2007; Executive Vice President of Sunstone Hotel Investors, Inc., a real estate investment trust engaged in the ownership of hotel properties, from 1994 to 1998 and Vice Chairman of Sunstone Hotel Investors from 1998 to 1999. Mr. Biederman, a professional architect, was involved for many years in the development and construction of residential communities. He subsequently became involved, as an executive officer and a director, in the activities of a publicly traded real estate investment trust engaged in the ownership of hotel properties and developed, as an investor, principal and partner, residential properties and hotels. In his business activities he has been involved in all aspects of real estate ownership and operation and in real estate development, which includes financing and related financial matters. His many years of diverse business experience make him a valued member of our Board.

Patrick J. Callan, Jr. 54 Years
Director since 2002, President since 2006 and Chief Executive Officer since 2008; Senior Vice President of First Washington Realty, Inc. from 2004 to 2005; Vice President of Real Estate for Kimco Realty Corporation, a real estate investment trust, from 1998 to 2004. Mr. Callan joined us in 2002, as a director, with significant experience in commercial leasing with a publicly traded real estate investment trust and thereafter served as a senior executive officer of another real estate investment trust. His knowledge of our business and industry made him an excellent choice to become our president in 2006 and our chief executive officer in 2008.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Louis P. Karol 59 Years
Director since 2010; Partner of Karol & Sosnik, P.C. (f/k/a Karol Hausman & Sosnik, P.C.), attorneys at law, a firm he founded in 1993, which focuses on estate and trust matters and tax planning. He has also represented entities and individuals in the acquisition and sale of real estate. Mr. Karol has served as a Director of Grandparents.com., Inc. from 2014 through 2016 and as a member of its audit committee in 2016. He is on the National Commission of the Anti-Defamation League and the chairman of its Long Island chapter. Mr. Karol holds a master’s degree in taxation from New York University School of Law and is admitted to practice in the United States Tax Court. His legal and tax expertise are of benefit to our board in its deliberations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF CHARLES L. BIEDERMAN, PATRICK J. CALLAN, JR., AND LOUIS P. KAROL AS DIRECTORS.

Directors to Continue in Office Until the 2018 Annual Meeting

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Joseph A. DeLuca 71 Years
Director since 2004; Principal and sole shareholder of Joseph A. DeLuca, Inc., engaged in commercial and multifamily real estate debt and equity investment advisory and restructuring, since 1998; Director of Capmark Bank, a commercial and multifamily Industrial Bank real estate lender from 2011 through its successful resolution, repayment of all deposits, collection / liquidation of assets, return of shareholder (parent) capital and completion of de-banking at year end 2013; Member of Board of Managers of Wrightwood Capital LLC, a private commercial real estate lender and investment manager beginning in 2010 and continuing through June 2015, encompassing modifications to Wrightwood’s financing structure, operating platform and the restructuring/monetization of its real estate assets and portfolios; Consultant to Gramercy Capital Corp. from 2008 to 2011 for restructuring /special servicing /monetization of various real estate investments; Principal of MHD Capital Partners, LLC from 2006 to 2009, an equity oriented real estate investing entity; Director of Real Estate Investments for Equitable Life Assurance Society of America under a consulting contract from 1999 to 2002; Executive Vice President /Managing Director/Group Head of the Real Estate Finance & Real Estate Investment Banking Groups for Chemical Bank from 1990 and continuing in this capacity through the 1992 merger with Manufacturers Hanover Corporation and through the 1996 merger with the Chase Manhattan Bank to 1998. He has served as a Governor of the Real Estate Board of New York and as Chairman of the Advisory Board of the NYU Real Estate Institute. He also has served as a Senior Vice Chairman of the Real Estate Roundtable in Washington, DC and is currently a member of its Real Estate Capital Policy Committee. After leaving the bank in 1998, Mr. DeLuca has been a consultant on real estate matters to various public and private entities. His years of experience in banking and the real estate industry, particularly in real estate finance matters, provides our board with a director who has exceptional knowledge and understanding of real estate finance, credit issues from both the lender’s and borrower’s perspectives, and investment property acquisitions and dispositions.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Fredric H. Gould 81 Years
Vice Chairman since June 2013, Chairman from 1989 through June 2013, Chief Executive Officer from 1999 to 2001 and from 2005 to 2007; From 1997 through 2013, Chairman of Georgetown Partners, Inc., managing general partner of Gould Investors, which is primarily engaged in the ownership and operation of real estate properties held for investment; Since 1984, a Trustee of, and from 1984 through 2013, Chairman of the Board of BRT Apartments Corp. (f/k/a BRT Realty Trust); Vice President and sole stockholder of Majestic for more than the past five years. Director of EastGroup Properties, Inc., a real estate investment trust engaged in the acquisition, ownership and development of industrial properties, since 1998. Fredric H. Gould is the father of Jeffrey A. Gould and Matthew J. Gould. Mr. Fredric H. Gould has been involved in the real estate business for over 50 years, as an investor and owner, and as the chief executive officer of publicly traded real estate entities and real estate investment trusts. He has also served as a director of four real estate investment trusts, including serving as Chairman of the Board of our company, and as a Director and a member of the loan committee of two savings and loan associations. His knowledge and experience in business, finance, tax, accounting and legal matters and his knowledge of our business and history makes him an important member of our board of directors.

Leor Siri 44 Years
Director since 2014; Since 2014, Chief Financial Officer and a member of the Management Committee of Silverstein Properties, Inc.; Chief Financial Officer of Ian Schrager Company from 2013 to 2014; Chief Financial Officer and member of the Executive Investment Committee of Seavest Inc., from 2011 to 2013; Chief Accounting Officer, Treasurer and Director of Elad Group, Ltd. from 2006 to 2011; from 1996 to 2006, served in various capacities (including senior manager) at Ernst & Young LLP. Mr. Siri is a certified public accountant. His experience as chief financial officer of businesses engaged in the real estate industry adds an informed voice to our board and audit committee.

Eugene I. Zuriff 77 Years
Director since 2005; Consultant to the restaurant industry since 2010; Vice Chairman of PBS Real Estate LLC, real estate brokers, from 2008 through 2010; President of The Smith & Wollensky Restaurant Group, Inc., a developer, owner and operator of a diversified portfolio of white tablecloth restaurants in the United States, from 2004 to 2007; Consultant to The Smith & Wollensky Restaurant Group, Inc., from 1997 to 2004 and a Director of The Smith & Wollensky Restaurant Group, Inc., from 1997 to 2007; Director and member of the corporate compliance committee of Israel Discount Bank of New York since 2014; Director of Doral Federal Savings Bank from 2001 to 2007 and Chairman of its audit committee from 2001 to 2003. Mr. Zuriff’s experience as President and a Director of a publicly traded entity, as a director and committee member of various banks, provide him with knowledge and experience that is important to our board in its deliberations.

Directors to Continue in Office Until the 2019 Annual Meeting

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Jeffrey A. Gould 51 Years
Director since 1999, Vice President from 1989 to 1999 and Senior Vice President since 1999; Since 1996, President, from 1996 through 2001, Chief Operating Officer, and since 2002, Chief Executive Officer of BRT Apartments, a New York Stock Exchange listed real estate investment trust; Trustee of BRT Apartments since 1997; Since 1996, Senior Vice President and since 2013, director of Georgetown Partners, Inc., the managing general partner of Gould Investors. Jeffrey A. Gould is the son of Fredric H. Gould and brother of Matthew J. Gould. Mr. Gould has spent his entire career in the real estate business. His principal activity for more than the past 17 years has been first as chief operating officer and then as chief executive officer of BRT Apartments. His experience in operating a public REIT and expertise in evaluating real estate acquisitions and dispositions, makes him a valued member of our board.

Matthew J. Gould 57 Years
Chairman since June 2013, Vice Chairman from 2011 through June 2013; Director since 1999; President and Chief Executive Officer from 1989 to 1999 and a Senior Vice President from 1999 through 2011; From 1996 through 2013, President, and from 2013, Chairman of the Board and Chief Executive Officer of Georgetown Partners, the managing general partner of Gould Investors; Senior Vice President of BRT Apartments since 1993 and Trustee since 2001; Vice President of Majestic for more than the past five years. Matthew J. Gould is the son of Fredric H. Gould and brother of Jeffrey A. Gould. In addition to his general knowledge of real estate matters, he devotes a significant amount of his business time to the acquisition and sale of real property, and he brings his knowledge and expertise in these areas to his board activities. He also has experience in mortgage financing and real estate management, activities in which he is frequently involved. His more than 30 years’ experience as a real estate executive is a valuable asset to our board of directors.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
J. Robert Lovejoy 72 Years
Director since 2004 and Independent Lead Director since 2011; Founder and principal of J.R. Lovejoy & Co. LLC, providing consulting and advisory services to corporate, investment and financial clients; Partner and Chief Administrative Officer of Deimos Asset Management LLC, a privately owned multi-strategy fund management company, from 2015 to 2016. Director from 2000 to 2013, Chairman from 2011 to 2013, and Interim Chief Executive Officer from 2011 to 2012 of Orient-Express Hotels Ltd., (now called Belmond Ltd.), a New York Stock Exchange listed luxury lodging and adventure travel company; Partner, Chief Administrative Officer and General Counsel of Coatue Management LLC, a privately owned investment management company, from 2009 through 2010; Managing Director of Groton Partners, LLC, merchant bankers, from 2006 to 2009; Senior Managing Director of Ripplewood Holdings, LLC, a private equity investment firm, from 2000 to 2005; Managing Director of Lazard Freres & Co. LLC and General Partner of Lazard’s predecessor partnership from 1984 to 2000; Partner, and previously Associate of Davis Polk & Wardwell, law firm, from 1971 to 1984. Mr. Lovejoy, an attorney, has extensive experience in asset management and investment and merchant banking, and throughout his career has been involved in raising capital in private and public transactions, mergers and acquisitions, business law and accounting issues. His extensive experience in these areas makes him a valued member of our board of directors.

EXECUTIVE COMPENSATION

Highlights

The following are highlights of our compensation practices; we encourage you to read the more detailed information set forth herein:

•	all of our executive officers are employees at will—none of our officers have employment agreements;
•	there are no severance or similar arrangements for our executive officers, other than the accelerated vesting of shares of restricted stock and RSUs upon the occurrence of specified events (e.g. death, disability, retirement or a change of control);
•	there are no excise tax gross ups or similar arrangements for our executive officers;
•	our compensation committee is comprised entirely of independent directors and it oversees risks with respect to our compensation practices;
•	the shares of restricted stock awarded to our executive officers generally vest, assuming continued service, approximately five years after the grant date on a “cliff-vesting” basis;
•	the RSUs awarded to our executive officers vest after seven years, only if, and to the extent that, rigorous performance conditions are satisfied —we believe that these rigorous performance conditions establish challenging hurdles as only 57% of the awards would have vested as of December 31, 2016;
•	effective as of January 1, 2016, Patrick J. Callan, Jr., Chief Executive Officer and President, and Lawrence Ricketts, Jr., Chief Operating Officer and Executive Vice President, were awarded increases of 3.1% and 6.1%, respectively, in their 2016 base salaries from their 2015 base salaries;
•	based on performance criteria and discretionary factors, Messrs. Callan and Ricketts were awarded bonuses of $93,000 and $56,700, respectively, for 2016. The bonuses for 2016 reflect, among other things, a very successful year in many respects including our funds from operations, adjusted to add back property acquisition costs, and their efforts with respect to:
(i)	the 11 properties acquired in 2016 for an aggregate of approximately $118.6 million, including acquisition mortgage debt of $25.6,
(ii)	the sale of 12 properties (including a portfolio of eight properties) for an aggregate $10.0 million net gain,
(iii)	the mortgage financing (including acquisition mortgage debt of $25.6 million), and refinancing transactions completed in 2016 for gross proceeds of $137.6 million,
(iv)	the overall management of our real estate portfolio, including renewing, extending and entering into new leases covering more than one million square feet and maintaining an occupancy rate in excess of 97%; and
(v)	the increase in the amount available to be borrowed under our credit facility from $75 million to $100 million and the extension of the facility’s maturity date to December 31, 2019.
•	long-term equity awards granted in recognition of 2016 performance accounted for approximately 84% and 87% of the performance/incentive based component of compensation awarded to Messrs. Callan and Ricketts, respectively.
•	our total stockholder return has outperformed the S&P 500, our peer group (i.e., the NAREIT Equity Index) and the NAREIT Diversified Index for each of the one, three, five and ten years ended December 31, 2016 – see “-Total Stockholder Return”.
•	our total stockholder return for the five years ended December 31, 2016 has significantly outpaced the growth in Mr. Callan’s total compensation – see “- Pay-for-Performance Alignment.”

Total Stockholder Return

The following charts compare the one, three, five and ten year cumulative return of our common stock with the Standard and Poor’s 500 index, the FTSE-NAREIT Equity REITs Index and the NAREIT Diversified Index. The one, three, five and ten year charts assume $100 was invested on December 31, 2015, 2013, 2011 and 2006, respectively, in our common stock and each of these indices, and assumes the reinvestment of dividends.

1-Year Total Stockholder Return

30%
25%
20%
15%
10%
5%
0%
25.5%
12.0%
8.5%
10.3%
One Liberty Properties, Inc.
S&P 500
FTSE NAREIT Equity REITs
FTSE NAREIT Equity Diversified

3-Year Total Stockholder Return

70%
60%
50%
40%
30%
20%
10%
0%
53.5%
29.0%
45.7%
39.5%
One Liberty Properties, Inc.
S&P 500
FTSE NAREIT Equity REITs
FTSE NAREIT Equity Diversified

5-Year Total Stockholder Return

160%
140%
120%
100%
80%
60%
40%
20%
0%
114.1%
98.2%
76.3%
63.3%
One Liberty Properties, Inc.
S&P 500
FTSE NAREIT Equity REITs
FTSE NAREIT Equity Diversified

10-Year Total Stockholder Return

160%
140%
120%
100%
80%
60%
40%
20%
0%
133.5%
95.7%
64.2%
35.6%
One Liberty Properties, Inc.
S&P 500
FTSE NAREIT Equity REITs
FTSE NAREIT Equity Diversified

Pay-for-Performance Alignment

We believe that the total compensation paid to Patrick J. Callan, Jr., our Chief Executive Officer and President, over the past five years is appropriately aligned with our performance since, as reflected by the following graph, the increase in the total stockholder return over the five years ended December 31, 2016 was 114% compared to a 54.4% increase in Mr. Callan’s total compensation.

Compensation Discussion and Analysis

This compensation discussion and analysis describes our compensation objectives, policies and decisions as applied to the compensation provided by us in 2016 to our named executive officers. This discussion and analysis focuses on the information contained in the compensation tables that follow this discussion and analysis, but also describes our historic compensation structure to enhance an understanding of our executive compensation disclosure. Our compensation committee oversees our compensation program, recommends the compensation of the named executive officers employed by us on a full-time basis to our board of directors for its approval, recommends the annual fee paid by us to the chairman and vice chairman of our board of directors and makes determinations with respect to grants of restricted stock awards. Our audit committee recommends and approves the annual fees paid by us pursuant to a compensation and services agreement to Majestic Property Management Corp., which results in the payment by Majestic of compensation to our part-time officers, including Fredric H. Gould, Matthew J. Gould and David W. Kalish, named executive officers. Majestic Property Management Corp., which we refer to as Majestic, is wholly-owned by Fredric H. Gould, the Vice Chairman of our Board.

Background

We have two categories of officers: (i) officers who devote their full business time to our affairs; and (ii) officers who devote their business time to us on a part-time basis. Our full-time officers and employees are compensated directly and solely by us. Except for our issuance of restricted stock awards and our payment of the chairman’s and vice chairman’s fee, our part-time officers and employees are compensated by Majestic which, pursuant to the compensation and services agreement, provides us the services of other personnel (including executive, administrative and legal, accounting, clerical and real property management personnel) who perform services on our behalf. In consideration for providing services and the services of such personnel, we paid Majestic a fee (including a property management fee) of approximately $2.5 million for 2016. Majestic may earn a profit from payments made to it under the agreement. In addition, under this agreement, we made an additional payment to Majestic of $196,000 in 2016 for our share of all direct office expenses, including rent, telephone, computer services, internet usage and supplies. The amount of the annual payments to be made by us to Majestic under the compensation and services agreement are reviewed and negotiated by our audit committee and Majestic. See “Certain Relationships and Related Transactions.” Our part-time officers also receive compensation from other companies affiliated with One Liberty for services unrelated to One Liberty.

All of our full-time and part-time officers and other employees, including employees of affiliated companies who perform services for us on a part-time basis, receive annual restricted stock awards approved by the compensation committee.

Named Executive Officers

Our named executive officers are Patrick J. Callan, Jr., President and Chief Executive Officer and Lawrence G. Ricketts, Jr., Executive Vice President and Chief Operating Officer, both of whom devote their full time to our affairs, as well as Matthew J. Gould, chairman of our board, Fredric H. Gould, vice chairman of our board, and David W. Kalish, senior vice president and chief financial officer, each of whom devote time to our affairs on a part-time, as needed, basis.

The Role of Say-on-Pay Votes

In reviewing our compensation practices and determinations and in approving compensation for 2016, the compensation committee was aware of the results of our June 2014 “say on pay” vote in which approximately 90% of the shares that voted on such proposal voted to approve our executive compensation practices. The committee viewed such results as supportive of our compensation philosophy, practices and determinations.

Objectives of our Compensation Program

A principal objective of our compensation program for full-time officers is to ensure that the total compensation paid to such officers is fair and competitive. The compensation committee believes that relying on this principle will permit us to retain and motivate these officers. With respect to our part-time executive officers, the compensation committee must be satisfied that such officers provide us with sufficient time and attention to meet our needs and perform their duties on our behalf. The compensation committee is of the opinion that our part-time executive officers perform valuable services on our behalf, devote sufficient time and attention to our business needs, are able to meet our needs fully and perform their duties effectively. The compensation committee is also of the opinion that utilizing the services of various senior officers with diverse skills on a part-time basis enables us to benefit from a greater degree of executive experience and competence than an organization of our size could otherwise afford.

Compensation Setting Process

Full-time Officers

We determine compensation for our full-time named executive officers on a case-by-case basis, and our compensation decisions may include subjective determinations. We do not use formal performance targets to determine compensation except with respect to RSUs, which are performance based awards issued in 2010. Further, cash bonuses are based upon the performance criteria described above. Base salaries are determined immediately preceding the year in which such salaries are to be paid, cash bonuses are determined at the end of the year in which services are rendered and generally paid in the following year and restricted stock awards for service in a particular year are awarded and granted in the following year.

In determining compensation for 2016, the recommendations of the chairman and/or vice chairman of our board played a significant role in the compensation setting process since these officers are aware of each officer’s duties and responsibilities and were most qualified to assess the level of each officer’s performance. The chairman and /or vice chairman of our board, prior to making recommendations to the compensation committee concerning each full-time officer’s compensation, consulted with other senior executive officers, including our president and chief executive officer. During the process, our overall performance for the applicable year, including total revenues, funds from operations, adjusted funds from operations, net income, dividends, performance of our common stock and acquisition, disposition, financing and portfolio management activities were taken into consideration. None of these measures of performance was given more weight than any other. The chairman and/or vice chairman of our board and other senior officers also assessed each individual’s performance in such year, which assessment was highly subjective. During this process, the chairman and/or vice chairman of our board proposed to the compensation committee with respect to each full-time named executive officer, a base salary for 2016, a bonus applicable to 2016 and payable in 2017 and the number of shares of restricted stock to be awarded to each full-time named executive officer. The compensation committee met to review, evaluate and determine whether to accept, reject or modify the recommendations. The final recommendations by the compensation committee on compensation matters with respect to our full-time named executive officers were reported to the board of directors, which approved the recommendations of the committee with respect to these officers.

Part-time Officers

We believe that using part-time officers pursuant to the compensation and services agreement enables us to benefit from access to, and the services of, a group of senior officers with experience and knowledge in real estate ownership, operations, management and finance, legal, accounting and tax matters that an organization our size could not otherwise afford. The base compensation, bonus, if any, and perquisites to be paid in the aggregate to our part-time officers by the entities for which these officers provide services (other than us) is determined by our Chairman and/or Vice Chairman, in consultation with certain of our part-time senior officers, in their capacity as officers of such entities.

Our part-time officers, including our Chairman and Vice Chairman, also receive compensation from other business entities, most of which are owned or controlled by Fredric H. Gould, for services rendered to such entities.

Components of Executive Compensation

Full-time Officers

The principal elements of our compensation program for our full-time officers are:

•	base salary;
•	annual bonus;
•	long-term equity in the form of restricted stock and long-term equity incentives in the form of RSUs; and
•	special benefits and perquisites (e.g., contributions to our defined contribution plan, an educational benefit, additional disability insurance, an automobile allowance and automobile maintenance and repairs).

Base salary and annual bonus are cash-based, while long-term equity and long-term equity incentives consists of restricted stock awards and RSUs, respectively. In determining compensation, the compensation committee does not have a specific allocation goal between cash and equity-based compensation though the committee generally desires that base salary and cash bonuses (except to the extent based on the attainment of performance criteria), should decrease over time as a percentage of total compensation and long-term equity and other incentive awards should increase as a percentage of total compensation.

Part-time Officers

In 2016, except for the $262,500 annual compensation we paid to the chairman of our board and the $105,000 paid to the vice chairman of our board, the only form of direct compensation we provided our part-time officers was the granting of long-term equity in the form of restricted stock awards. For services rendered to us, our part-time officers are compensated by Majestic, which was paid a fee of approximately $2.5 million (excluding $196,000 as reimbursement for our share of direct office expenses) in 2016 pursuant to the compensation and services agreement.

Base Salary

Base salary is the basic, fixed form of compensation for the job an officer performs and provides each officer with a guaranteed annual income.

Full-time Officers: Any increase in base salary is determined on a case by case basis, is not formula based and is based upon, among other considerations, (i) our performance in the preceding year, (ii) such officer’s current base salary, (iii) amounts paid by other REITs for officers performing substantially similar functions, (iv) years of service, (v) job responsibilities, (vi) the individual’s performance and (vii) the recommendations of the Chairman and/or Vice Chairman of the board and other senior executive officers. Base salary is generally determined the month before the beginning of the calendar year in which such base salary is to take effect.

Part-time Officers: The base salary of our part-time officers is paid by Majestic and its affiliates. The annual fee paid to Majestic is approved by the audit committee and the board of directors, and the compensation committee is not involved in determining the base salaries of these officers.

Bonus

Full-time Officers: We provide the opportunity for our full-time officers to earn an annual cash bonus. We provide this opportunity both to reward our personnel for past performance and to motivate and retain them. We recognize that annual bonuses are almost universally provided by our competitors. In view of the fact that only two of our named executive officers devote their full-time to our affairs, annual cash bonuses for such named executive officers are recommended on a case-by-case basis by our Chairman of the Board and/or Vice Chairman to the compensation committee. Our performance based cash bonus program provides that cash bonuses are to be based on funds from operations, adjusted to add back property acquisition costs, tenant occupancy rate, the overall management of our portfolio and discretionary factors. Discretionary factors include total revenues, rental income, funds from operations, net income, dividends paid to stockholders, investor relations activities and subjective considerations. None of these measures of performance is given more weight than any other and they are used to provide an overall view of our and the executive’s performance for the preceding year. Once it has determined the annual bonus to be paid to each of these executive officers, the compensation committee presents its recommendations to the board of directors for its approval. These bonuses are generally determined at the end of the year for which such bonus is awarded and is generally paid in the beginning of the following year.

Part-time Officers: The annual bonus, if any, to be paid to any part-time officer is paid by Majestic and its affiliates. The annual fee paid to Majestic is approved by the audit committee and the board of directors and the compensation committee is not involved in determining the bonuses paid to part-time officers.

Long-term Equity and Long-term Equity Incentive Awards

We provide the opportunity for our full-time and part-time officers to receive long-term equity and long-term equity incentive awards. These compensation programs are designed to recognize responsibilities, reward performance, motivate future performance, align the interests of our officers with those of our stockholders and retain our officers. The compensation committee makes determinations with respect to the grant of equity awards for all our employees, including part-time officers and employees. In determining the long-term equity and long-term equity incentive compensation components, the compensation committee considers all factors it deems to be relevant, including the performance of our named executive officers. Existing stock ownership levels are not a factor in award determinations. As of December 31, 2016, all outstanding equity awards that had been granted were granted under either our stockholder approved 2009 Incentive Plan or 2012 Incentive Plan.

In 2010, we issued RSUs to ten individuals, including our named executive officers. Each RSU entitles the recipient to one share of common stock upon vesting. Assuming continued service, vesting occurs on June 30, 2017 if and to the extent pre-established market (i.e., average total stockholder return) or performance (i.e., average annual return on capital) conditions are met. See “Outstanding Equity Awards at Fiscal Year End.” Further, at least 50% of the shares that are issued pursuant to vested RSUs must be retained until 2020 and the shares may be subject to a “clawback” in the event of a restatement of our financial statements. We initiated the use of RSUs as an element of our long-term equity compensation program with the expectation that in light of the seven year vesting period and the need to satisfy market and/or financial performance conditions, these awards would further align the interests of our executive officers with our stockholders and reward long-term market and financial performance.

The requirements to earn the performance-based compensation are tied to rigorous, sustained performance based 50% on return on capital and 50% on total stockholder return (“TSR”) performance. The specific goals are set forth in the table below.

Long–Term Equity Incentive Awards Performance Criteria	Weight	Minimum Performance Criteria	Maximum Performance Criteria
Return on Capital	50%	Average annual return on capital of 8%	Average annual return on capital of 10%

If the average annual return on capital exceeds 8%, but is less than 10% for the seven year period, then a pro rata number of Units vest and the shares of our common stock underlying the vested Units will be issued.

Total Stockholder Return (TSR)	50%	Average annual TSR of 10.25%	Average annual TSR of 13%

If the average of our annual TSR for the seven year period exceeds 10.25%, but is less than 13%, then a pro rata number of Units vest and the shares of our common stock underlying the vested Units will be issued.

As reflected in the graphic below, based on our performance from the commencement of the Pay-for-Performance Program through the most recent fiscal year end (December 31, 2016), the RSUs are currently tracking at the mid-point of the performance objectives at which the Units vest.

We do not have a formal policy with respect to whether equity compensation should be paid in the form of stock options, restricted stock or RSUs. We generally grant restricted stock awards which vest after five years of service and in 2010, granted RSUs that vest after seven years of service if, and to the extent, specified performance or market conditions are met. The compensation committee generally believes that restricted stock awards and RSUs are more effective than options in achieving our compensation objectives. Restricted stock has a greater retention value than options because of its five-year cliff vesting requirement and because before vesting, cash dividends are paid on all outstanding restricted stock as an additional element of compensation. RSUs provide an additional incentive component to equity based awards in that the units only vest if, and to the extent, performance or market conditions are satisfied. Restricted stock and RSUs align the interests of our officers with our stockholders and because fewer shares are normally awarded than in connection with the grant of options, they are potentially less dilutive.

Our equity compensation grants are made in January of each year in recognition of services provided for the prior year. We do not have a formal policy on timing these grants in connection with the release of material non-public information and in view of the five-year and seven-year “cliff” vesting requirements with respect to restricted stock awards and RSUs, respectively, we do not believe such a formal policy is necessary.

Our compensation committee has reviewed our compensation policies and practices to ascertain if the risks arising from such policies or practices are reasonably likely to have a materially adverse effect on us. The compensation committee concluded that while our compensation program takes into account our performance, the program does not encourage excessive or unnecessary risk-taking and our policies and practices achieve a balance between annual performance and long-term growth.

Executive Benefits and Perquisites

Full-time Officers: We provide our full-time officers with a competitive benefits and perquisites program. We recognize that similar benefits and perquisites are commonly provided at other companies with which we might compete for talent. We review our benefits and perquisites program periodically to ensure it remains fair to our officers and employees.

Employment and Severance Agreements; Post-Employment Benefits; Change of Control

None of our named executive officers have employment or severance agreements with us. They are “at will” employees who serve at the pleasure of our board of directors.

We do not provide for any post-employment benefits to our named executive officers other than (i) their right to the vested portion of the defined contribution plan in which they participate and (ii) under the circumstances generally described below, the accelerated vesting of our restricted stock awards and RSUs.

Generally, in the event of death, disability (i.e., the inability to engage in gainful activity due to a life threatening or long lasting mental or physical impairment) or retirement (i.e., having reached the age of 65 and worked for us for at least ten consecutive years), such person’s shares of restricted stock vest fully and a pro-rata portion of their RSUs will vest (giving effect to, among other things, the amount of time between the grant and the triggering event) if and to the extent the applicable performance or market conditions are met as of June 30, 2017. In addition, upon a change of control, the shares of restricted stock and RSU’s vest fully without regard to satisfaction of market or performance conditions. Subject to the specific terms and conditions of the applicable plan and award agreement, a change of control is generally deemed to occur if (i) any person, with specified exceptions, becomes the “beneficial owner” of securities representing 25% or more of the combined voting power of our then outstanding securities, (ii) a business combination or sale of all or substantially all of our assets is completed or (iii) there is a change in the composition of a majority of our board of directors, other than changes approved by incumbent directors.

Compensation of the Chairman and Vice Chairman of the Board

In 2016, we paid our chairman and vice chairman $262,500 and $105,000, respectively, and in 2017, we intend to pay our chairman and vice chairman $275,625 and $110,250, respectively, for serving in such capacities. These officers did not receive any additional compensation from us in 2016 other than restricted stock awards and the compensation they received from Majestic. For additional information regarding compensation of these officers, see “Executive Compensation—Summary Compensation Table” and “Certain Relationships and Related Transactions.”

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of certain compensation in excess of $1 million earned by specified executive officers of publicly held companies. The compensation committee generally intends to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable but has not adopted a formal policy that requires all compensation paid to the officers to be fully deductible.

Analysis

Summary

In accordance with the compensation setting process described above, the following base salaries, bonuses and equity awards were approved for our full-time named executive officers for 2016 and 2015:

	Base Salary			Cash Bonus			Equity Grants
Name	2016 ($)(1)	2015 ($)(1)	% Change	2016 ($)(2)	2015 ($)(2)	% Change	2016 (#)(2)(3)	2015 (#)(2)(3)	% Change
Patrick J. Callan, Jr.	765,000	742,000	3.1	93,000	74,250	25.3	19,500	18,500	5.4
Lawrence G. Ricketts, Jr.	411,500	388,000	6.1	56,700	52,500	8.0	15,500	15,500	—
(1)	Messrs. Callan’s and Ricketts’ base salaries for 2017, determined in November/December 2016, are $789,000 and $448,500, respectively.
(2)	Reflects the bonuses and equity awards (i.e., restricted stock awards) in recognition of performance for such year, which bonuses and awards are paid and granted, respectively, in the following year.
(3)	Represents the number of shares of restricted stock awarded. The fair value of the shares of restricted stock granted in 2017 and 2016 to (i) Mr. Callan was $482,625 and $402,190, respectively, and (ii) Mr. Ricketts was $383,625 and $336,970, respectively. Long term equity awards granted in 2017 in recognition of 2016 performance accounted for 84% and 87% of the performance/incentive based compensation awarded to Messrs. Callan and Ricketts, respectively.

Base Salary and Bonus

The compensation committee concluded that the 3.1% and 6.1% increase in base salary for Messrs. Callan and Ricketts, respectively, for 2016 from 2015 was appropriate in recognition of their performance in the prior year and as a general cost of living increase.

In determining cash bonuses for 2016, the compensation committee considered the following performance criteria: our funds from operations, adjusted to add back property acquisition costs, and Messrs. Callan and Ricketts efforts with respect to: (i) the 11 properties acquired in 2016 for an aggregate of approximately $118.6 million (including acquisition mortgage debt of $25.6 million), (ii) the sale of 12 properties for an aggregate $10.0 million net gain, (iii) the mortgage financing (including acquisition mortgage debt of $25.6 million) and refinancing transactions completed in 2016 for gross proceeds of $137.6 million, and (iv) the overall management of our real estate portfolio, including, renewing, extending and entering into leases covering more than one million square feet and maintaining a physical occupancy rate that exceeded 97% for 2016.

Long-term Equity and Equity Incentive Awards

We believe that our long-term equity and equity incentive compensation programs, using restricted stock awards with five-year cliff vesting and RSUs with seven-year cliff vesting, is an appropriate incentive for our officers and is a beneficial retention tool. We are mindful of the potential dilution and compensation cost associated with awarding shares of restricted stock and RSUs and, therefore our policy is to minimize dilution. In 2016, we awarded 139,225 shares of restricted stock with an aggregate grant date fair value of $3.0 million—such shares represented 0.83% of our issued and outstanding shares at the grant date. In the five years ended December 31, 2016, we awarded an aggregate of 610,150 restricted shares, representing an average of 0.78% per annum of our outstanding shares of common stock as of the respective grant dates. The RSUs granted in September 2010 for 200,000 shares of common stock represented 0.35% of our outstanding shares of common stock as of the grant date. We believe the cumulative effect of the awards is not overly dilutive and has created significant incentives for our officers and employees.

After reviewing the aggregate compensation received by our full-time named executive officers, our performance in 2016, and the performance and responsibilities of each named executive officer, and taking into account the compensation committee’s desire to emphasize equity based awards as a more significant component of total compensation for our full-time named executive officers while at the same time minimizing stockholder dilution, we awarded in 2017, for 2016 performance, 19,500 shares and 15,500 of restricted stock to Messrs. Callan and Ricketts, respectively, representing 84% and 87%, respectively, of the total of the performance/incentive based compensation awarded to them for 2016 performance. In addition, we awarded in 2017, for 2016 performance, 9,600 shares of restricted stock to each of David W. Kalish, Fredric H. Gould and Matthew J. Gould, representing a 4.3% increase from the awards they were granted in 2016, for 2015 performance. All of such shares vest in full, assuming continued employment, in 2022, subject to accelerated vesting upon the occurrence of specified events.

We intend to continue to award restricted stock as we believe (i) restricted stock awards align management’s interests and goals with stockholders’ interests and goals and (ii) officers and employees are more desirous of participating in a restricted stock award program and, therefore, it is an excellent motivator and employee retention tool. We have not made any determination as to whether we will award any RSUs or stock options in the future. We anticipate that in connection with the completion of the Pay-for-Performance program in June 2017, a similar type of program will be adopted under our 2016 Incentive Plan though the specific terms and conditions of a new plan have not been determined.

Perquisites

The perquisites we provide to our full-time officers represent a small percentage of the compensation paid by us to these officers. We believe that such perquisites are competitive and appropriate.

Employment and Severance Agreements

We do not enter into employment agreements or severance agreements with any of our officers or employees as we believe such agreements are not beneficial to us, and that we can provide sufficient motivation to officers by using other types of compensation.

Post-Employment Benefit Programs

The following table sets forth the value (based on our stock price of $25.12 per share as of December 31, 2016) of equity awards that would vest upon the occurrence of the specified events as of December 31, 2016:

	Upon Death or Disability(1)		Upon a Change of Control
Name	Restricted Stock ($)	RSUs ($)(2)	Restricted Stock ($)	RSUs ($)
Patrick J. Callan, Jr.(3)	1,909,120	1,167,093	1,909,120	1,256,000
David W. Kalish	1,065,088	333,438	1,065,088	358,839
Lawrence G. Ricketts, Jr.(3)	1,557,440	933,674	1,557,440	1,004,800
Matthew J. Gould	1,065,088	333,462	1,065,088	358,864
Fredric H. Gould	1,065,088	333,462	1,065,088	358,864
(1)	Because they have reached the age of 65 and have satisfied the period of service requirements, only the RSUs (assuming satisfaction of performance and market conditions as of June 30, 2017) and restricted stock owned by Messrs. Kalish and Fredric H. Gould would vest upon their retirement as of December 31, 2016; the market value of such person’s restricted stock awards and RSUs are reflected in the applicable column.
(2)	Assumes that the maximum level of market and performance conditions are achieved at June 30, 2017. See “Outstanding Equity Awards at Fiscal Year End.”
(3)	See “Summary Compensation Table” for information regarding the amount accumulated for this individual pursuant to our defined contribution plan.

Equity Ownership Policy

We do not have any policy regarding specific stock ownership requirements for officers or directors. In view of the fact that our executive officers and directors as a group own approximately 4.1 million shares of common stock representing approximately 22.2% of our outstanding shares, we do not believe there is a need to adopt a policy regarding ownership of shares of our common stock by our officers and directors.

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation for the periods indicated of our CEO, CFO, and our three other named executive officers in 2016:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)		Total ($)
Patrick J. Callan, Jr.	2016	765,000	93,000	402,190	212,410	(6)	1,472,600
President and Chief Executive	2015	742,000	74,250	442,800	215,109		1,474,159
Officer(4)	2014	720,000	70,000	297,830	150,502		1,238,332
David W. Kalish	2016	—	—	200,008	215,392	(7)	415,400
Senior Vice President and	2015	—	—	211,560	188,172		399,732
Chief Financial Officer(5)	2014	—	—	176,644	154,924		331,568
Lawrence G. Ricketts, Jr.	2016	411,500	56,700	336,970	149,977	(8)	955,147
Executive Vice President and	2015	388,000	52,500	369,000	131,842		941,342
Chief Operating Officer(4)	2014	370,000	50,000	236,210	115,590		771,800
Matthew J. Gould	2016	262,500	—	200,008	339,253	(9)	801,761
Chairman of the Board(5)	2015	262,500	—	211,560	290,172		764,232
	2014	250,000	—	176,644	237,463		664,107
Fredric H. Gould	2016	105,000	—	200,008	70,384	(10)	375,392
Vice Chairman of the Board(5)	2015	105,000	—	211,560	60,672		377,232
	2014	100,000	—	176,644	51,750		328,394
(1)	Reflects bonuses paid in 2017, 2016 and 2015 for services rendered in 2016, 2015 and 2014, respectively.
(2)	Represents awards of restricted stock granted in 2016, 2015 and 2014, respectively, at the grant date fair value of such awards calculated in accordance with Accounting Standards Codification Topic 718—Stock Compensation, excluding the effect of estimated forfeitures. These amounts do not correspond to the actual values that will be realized by the named executives. Grant date fair value assumptions are consistent with those disclosed in Note 12 — Stockholders’ Equity - Stock Based Compensation, in the consolidated financial statements included in our 2016 Annual Report on Form 10-K. In January 2017, we granted 19,500 and 15,500 shares of restricted stock to Messrs. Callan and Ricketts, respectively, with a grant date fair value of $482,625 and $383,625, respectively, and 9,600 shares of restricted stock to each of Messrs. Kalish, M. Gould and F. Gould, with a grant date fair value of $237,600 for each such award.
(3)	Includes for Messrs. Kalish, F. Gould and M. Gould the amounts, if any, Majestic paid them for services they performed on our behalf. See “Executive Compensation – Compensation Disclosure and Analysis – Background” and “Certain Relationships and Related Transactions.”
(4)	All compensation received by Messrs. Callan and Ricketts is paid solely and directly by us.
(5)	Other than the restricted stock awarded to these individuals and the fees paid to Messrs. M. Gould and F. Gould for serving as Chairman and Vice Chairman, respectively: (a) we did not pay, nor were we allocated, any portion of such person’s base salary, bonus, defined contribution plan payments or perquisites in 2016, 2015 and 2014; and (b) the services of these individuals is provided to us pursuant to the compensation and services agreement with Majestic.
(6)	Includes a $39,750 contribution to our defined contribution plan, dividends of $126,160 on unvested restricted stock and perquisites aggregating $46,500, of which $22,105 represents an education benefit, $18,470 represents an automobile allowance and related insurance, maintenance and repairs and $5,925 represents the annual premium for additional disability insurance. Approximately $485,000 has accumulated for this individual pursuant to our defined contribution plan.
(7)	Includes dividends of $70,384 on unvested restricted stock and $145,008 Majestic paid him for the services he performed on our behalf. See note 3 above and “Certain Relationships and Related Transactions.”

(8)	Includes dividends of $102,920 on unvested restricted stock, a contribution of $39,750 to our defined contribution plan, and perquisites of $7,307, representing an automobile allowance and related expenses. Approximately $634,000 has accumulated for this individual pursuant to our defined contribution plan.
(9)	Includes dividends of $70,384 on unvested restricted stock and $268,869 Majestic paid him for the services he performed on our behalf. See note 3 above and “Certain Relationships and Related Transactions.”
(10)	Represents dividends of $70,384 on unvested restricted stock. See note 3 above and “Certain Relationships and Related Transactions.”

GRANT OF PLAN BASED AWARDS DURING 2016

The following table summarizes information regarding restricted stock awards granted in 2016 pursuant to our 2012 Incentive Plan:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stocks or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Patrick J. Callan, Jr.	1/5/2016	18,500	402,190
David W. Kalish	1/5/2016	9,200	200,008
Lawrence G. Ricketts, Jr.	1/5/2016	15,500	336,970
Matthew J. Gould	1/5/2016	9,200	200,008
Fredric H. Gould	1/5/2016	9,200	200,008
(1)	These shares generally vest five years from the grant date, subject to such persons continued employment. Dividends are paid on restricted stock unless such shares are forfeited prior to vesting (i.e., with certain exceptions, due to the termination of the employment or similar relationship). In the event the shares are forfeited, the recipient is (i) entitled to retain the dividends paid prior to the forfeiture, and (ii) is not entitled to any dividends paid after the forfeiture of such shares.
(2)	Based on the closing price of $21.74 per share on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information as of December 31, 2016 about the outstanding equity awards held by our named executive officers:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(7)(8)
Patrick J. Callan, Jr.	76,000	(4)	1,909,120	50,000	1,256,000
David W. Kalish	42,400	(5)	1,065,088	14,285	358,839
Lawrence G. Ricketts, Jr.	62,000	(6)	1,557,440	40,000	1,004,800
Matthew J. Gould	42,400	(5)	1,065,088	14,286	358,864
Fredric H. Gould	42,400	(5)	1,065,088	14,286	358,864
(1)	Reflects the number of shares of restricted stock that have not vested.
(2)	The market value represents the product of the closing price of our common stock as of December 31, 2016, which was $25.12, multiplied by the number of shares subject to or underlying such award.
(3)	Reflects the number of RSUs that have not vested.
(4)	With respect to this individual, 12,500 shares vested in January 2017, 12,500 shares vest in January 2018, 14,500 shares vest in January 2019, 18,000 shares vest in January 2020 and 18,500 shares vest in January 2021.
(5)	With respect to this individual, 7,400 shares vested in January 2017, 8,600 shares vest in each of January 2018, 2019 and 2020, and 9,200 shares vest in January 2021.
(6)	With respect to this individual, 10,000 shares vested in January 2017, 10,000 shares vest in January 2018, 11,500 shares vest in January 2019, 15,000 shares vest in January 2020 and 15,500 shares vest in January 2021.
(7)	Assumes that all of the RSUs vest. The underlying shares vest on June 30, 2017 if, and to the extent, the applicable market (i.e., average total stockholder return) or performance (i.e., average annual return on capital) conditions are satisfied. If the average of our annual total stockholder return (including dividends) on our common stock from July 1, 2010 through June 30, 2017 equals or exceeds 13%, 50% of such award and the underlying shares subject to such award vest and if it equals or is less than 10.25%, no shares vest. If the average of our annual total stockholder return is more than 10.25% and less than 13%, a pro rata portion of 50% of the underlying shares subject to such award vest. If our average annual return on capital (as explained below) from July 1, 2010 through June 30, 2017 exceeds 10%, 50% of the shares subject to such award vests and if it is equal to or less than 8%, no shares vest. If our average annual return on capital exceeds 8% but is less than 10%, a pro rata portion of 50% of the underlying shares subject to such award vest. Return on capital is based upon funds from operations determined in accordance with the National Association of Real Estate Investment Trusts definition, adjusted for straight-line rent accruals and amortization of lease intangibles. Capital is defined as stockholders’ equity, plus depreciation and amortization, adjusted for intangibles.
(8)	Assuming that the measurement and vesting dates were December 31, 2016 and giving effect to related adjustments, 57% of the RSUs would have vested and the balance of the RSUs would have been forfeited (i.e., 100% of the RSUs based on total stockholder return would have vested and 7% of the RSUs based on return of capital would have vested).

None of the named executive officers hold any stock options and none were granted to any of the named executive officers during the year.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the shares of restricted stock that vested in 2016:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Patrick J. Callan, Jr.	8,400	170,688
David W. Kalish	5,200	105,664
Lawrence G. Ricketts, Jr.	7,000	142,240
Matthew J. Gould	5,200	105,664
Fredric H. Gould	5,200	105,664
(1)	These restricted shares were awarded in 2011.
(2)	This column represents the value realized on vesting as calculated by multiplying the closing market price of our common stock of $20.32 on the vesting date (i.e., January 14, 2016) by the number of shares that vested.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed the Compensation Discussion and Analysis set forth herein, and discussed it with management, and based on such review and discussions, recommends to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Eugene I. Zuriff, Chair
Charles Biederman
J. Robert Lovejoy

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Background

In 2016,

•	Matthew J. Gould, Chairman of our Board of Directors, served as a Senior Vice President of BRT Apartments Corp. (f/k/a BRT Realty Trust), a real estate investment trust focused on the ownership, operation and development of multi-family properties and listed on the New York Stock Exchange, as Chairman of the Board and Chief Executive Officer of the managing general partner of Gould Investors (which owns approximately 9.7% of our outstanding shares of common stock), and as a Vice President of Majestic;
•	Fredric H. Gould, Vice Chairman of our Board of Directors, served as a member of the Board of Trustees of BRT Apartments and as Chairman of the Board of Directors and sole stockholder of Majestic and as a director and sole stockholder of Georgetown Partners, the managing general partner of Gould Investors; and
•	Jeffrey A. Gould, a Director and Senior Vice President of our company, served as a Director, President and Chief Executive Officer of BRT Apartments, as a Senior Vice President and Director of the managing general partner of Gould Investors and as a Vice President of Majestic.

Matthew J. Gould and Jeffrey A. Gould are brothers and the sons of Fredric H. Gould. In addition, David W. Kalish, Mark H. Lundy, Simeon Brinberg, Israel Rosenzweig and Isaac Kalish, each of whom is an executive officer of our company, are officers of BRT Apartments and of the managing general partner of Gould Investors. Mark H. Lundy is Simeon Brinberg’s son-in-law and Isaac Kalish is David Kalish’s son. Steven Rosenzweig and Alon Rosenzweig, sons of Israel Rosenzweig, are employed by our affiliates.

Related Party Transactions

Pursuant to the compensation and services agreement, we pay an annual fee to Majestic and Majestic provides to us the services of all affiliated executive, administrative, legal, accounting, clerical and property management personnel, as well as property acquisition, sale and lease consulting and brokerage services, consulting services in respect to mortgage financings and construction supervisory services. In accordance with the compensation and services agreement, we paid a fee of $2,504,295 to Majestic in 2016, which included $1,057,487 for property management services. In 2017, we will pay Majestic $1,518,825 and in addition, for its property management services, will pay 1.5% and 2.0% of the rental payments (including tenant reimbursements) actually received by us from net lease tenants and operating lease tenants, respectively. We will not pay Majestic property management fees with respect to properties managed by third parties. Based on our property portfolio at December 31, 2016, we estimate that the property management fee in 2017 will be approximately $1.2 million. Majestic is wholly owned by the vice chairman of our board, and certain of our part-time officers, including our part-time named executive officers, are officers of, and receive compensation from, Majestic.

Pursuant to the compensation and services agreement, we also paid Majestic $196,000 in 2016 (and will pay $215,600 in 2017) as reimbursement for our share of direct office expenses, including rent, telephone, postage, computer services, internet usage and supplies.

Majestic paid an aggregate of $1,007,000 to the following executive officers (some of whom are also officers of Majestic and other affiliated companies) for the services they performed on our behalf in 2016: Matthew J. Gould, $268,869; David W. Kalish, $145,008; Jeffrey A. Gould, $268,869; Simeon Brinberg, $5,035; Mark H. Lundy, $193,344; Israel Rosenzweig, $60,420; Isaac Kalish, $50,350; and Steven Rosenzweig $15,105. These individuals also received compensation in 2016 from our other affiliates, including BRT Apartments and Gould Investors, as well as other entities wholly owned by Fredric H. Gould, none of which provided services to us in 2016.

We obtain our property insurance in conjunction with Gould Investors and its affiliates and in 2016, we reimbursed Gould $699,000 for our proportionate share of the insurance premiums. We believe that we secure more favorable rates by obtaining property insurance on such basis.

During 2016, $1,480,000 of non-cash compensation expense relating to the restricted stock and RSUs held by our part-time executive officers and employees (who may also be compensated by Majestic or its affiliates), was charged to our operations. See “Executive Compensation-Compensation Discussion and Analysis-Background”. The grant date fair value of the shares of restricted stock awarded in 2016 and 2017 to persons performing services for us pursuant to the compensation and services agreement is $1,554,000 and $1,695,000, respectively. The grant date fair value of the shares of restricted stock awarded in 2016 and 2017, respectively, to these individuals is as follows: Jeffrey A. Gould, $200,008 and $237,600, Simeon Brinberg, $104,352 and $61,875; Mark H. Lundy, $200,008 and $237,600; Israel Rosenzweig, $104,352 and $111,375; Isaac Kalish, $104,352 and $111,375; and Steven Rosenzweig, $21,740 and $42,075.

Policies and Procedures

Any transaction with affiliated entities raises the potential that we may not receive terms as favorable as those that we would receive if the transactions were entered into with unaffiliated entities or that our officers might otherwise seek benefits for affiliated entities at our expense. Our code of business conduct and ethics contains specific requirements with respect to the approval of these transactions. Generally, a contract or transaction with an affiliated entity must be approved by our audit committee and a majority of our independent directors after consideration of all relevant factors.

PROPOSAL 2

ADVISORY APPROVAL OF
COMPENSATION OF EXECUTIVES

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we seek a non-binding advisory vote from our stockholders to approve the compensation awarded to our named executive officers as disclosed in this proxy statement. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and will consider our stockholders’ concerns and take them into account in future determinations concerning our executive compensation program. The Directors recommend that you indicate your support for the Company’s compensation policies and procedures for its named executive officers, as outlined in the resolution below. Accordingly, the following resolution will be submitted for a stockholder vote at the 2017 Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the One Liberty Properties, Inc. 2017 proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis and accompanying compensation tables and related information disclosed in the Executive Compensation section of such proxy statement).”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF THE ADOPTION OF THIS RESOLUTION

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY
AT WHICH WE WILL SEEK STOCKHOLDER ADVISORY
VOTES ON EXECUTIVE COMPENSATION

In addition to requesting the stockholder advisory approval of the executive compensation program, the Dodd-Frank Act also requires that once every six years we seek stockholder approval of how often we will seek advisory approval of executive compensation. The Dodd-Frank Act requires that we present every one, two or three years, or abstain as alternatives for stockholders.

The Board has determined that an advisory vote on executive compensation every three years is the best approach for the Company based on a number of considerations, including the following:

•	the elements of our executive compensation program generally do not change in a significant manner from year to year;
•	stockholders have various methods of providing feedback on executive compensation matters even in years in which there is no advisory vote on executive compensation – for example, by communicating directly with the Board, as discussed under “Governance of our Company – Communications with Directors;”
•	a three-year vote cycle gives the Board sufficient time to thoughtfully consider the results of the advisory vote and to implement any desired changes to our executive compensation policies and procedures; and
•	a three-year cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation programs.

Although the vote on this proposal is advisory and non-binding, the Board will carefully consider the voting results. The alternative (i.e., one year, two years, or three years) that receives the most votes will be deemed approved by the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE OF EVERY THREE YEARS FOR THE FREQUENCY
AT WHICH WE WILL PRESENT TO
STOCKHOLDERS AN ADVISORY VOTE ON COMPENSATION OF EXECUTIVES

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 4)

General

The audit committee and the board of directors is seeking ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017. A representative of Ernst & Young LLP is expected to be present at our annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

We are not required to have our stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We are doing so because we believe it is good corporate practice. If the stockholders do not ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP, but may, in its discretion, decide to retain such independent registered public accounting firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

Audit and Other Fees

The following table presents Ernst & Young LLP’s fees for the services and years indicated:

	2016	2015
Audit fees(1)	$936,244	$788,084
Audit-related fees	—	—
Tax fees(2)	13,800	20,125
All other fees	—	—
Total fees	$950,044	$808,209
(1)	Includes fees for audit services and related expenses associated with the annual audit of our consolidated financial statements, including the audit of internal control over financial reporting, reviews of our quarterly reports, comfort letters, consents, and review of documents filed with the SEC.
(2)	Tax fees consist of fees for certain tax compliance services and tax advice.

The audit committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP.

Pre-Approval Policy for Audit and Non-Audit Services

The audit committee must pre-approve all audit and non-audit services involving our independent registered public accounting firm.

In addition to the audit work necessary for us to file required reports under the Securities Exchange Act of 1934, as amended (i.e., quarterly reports on Form 10-Q and annual reports on Form 10-K), our independent registered public accounting firm may perform non-audit services, other than those prohibited by the Sarbanes-Oxley Act of 2002, provided they are approved in advance by the audit committee. The audit committee approved all audit and non-audit services performed by our independent registered public accounting firm in 2016 and 2015.

Approval Process

Annually, the audit committee reviews the audit plan and fees for that year, including the proposed audit fee associated with the audit services in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee may, at the time it reviews the proposed audit fees or subsequently thereafter, approve the provision of tax and other non-audit related services and the maximum expenditure which may be incurred for such services for such year. Any fees for the audit in excess of those approved and any fees for non-audit related services in excess of the maximum established by the audit committee must receive the approval of the audit committee.

Proposals for any other non-audit services to be performed by the independent registered public accounting firm must be approved by the audit committee.

The audit committee of the board of directors is comprised of four independent directors and operates under a written charter adopted by the board of directors. The audit committee reviews the charter on an annual basis. The board of directors, in its business judgment, has determined that each member of the audit committee is independent as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission, during his service on the committee.

REPORT OF THE AUDIT COMMITTEE

The role of the audit committee is to select and engage our independent registered public accounting firm and to oversee and monitor, among other things, our financial reporting process, the independence and performance of the independent registered public accounting firm and the functioning of our internal controls. It is the responsibility of management to prepare financial statements in accordance with generally accepted accounting principles and of the independent registered public accounting firm to perform an independent audit of the financial statements and to express an opinion on the conformity of those financial statements with generally accepted accounting principles.

In performing its duties, the audit committee:

•	met and held discussions with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function on our behalf;
•	discussed with the independent registered public accounting firm the overall plan for its 2016 audit and other activities and reviewed with the accounting firm performing the internal control function its work plan and the scope of its activities;
•	reviewed and discussed the year end consolidated financial statements, report of internal controls over financial reporting and the Annual Report on Form 10-K with management and the independent registered public accounting firm;
•	reviewed prior to issuance or release, the (i) unaudited quarterly financial statements prior to filing each Form 10-Q with the Securities and Exchange Commission and (ii) quarterly earnings press releases;
•	discussed our internal control procedures and their evaluation of our internal controls (including compliance with COSO 2013 principles), with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function;
•	reviewed with management the process used for the certifications under the Sarbanes-Oxley Act of 2002 of our filings with the Securities and Exchange Commission;
•	discussed with the independent registered public accounting firm matters required to be discussed by the PCAOB Auditing Standard No. 16, Communications with Audit Committee;
•	received from the independent registered public accounting firm the written disclosures regarding the auditors independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Governing Independence, and discussed with such firm its independence;
•	reviewed and approved the independent registered public accounting firm’s fees, both for performing audit and non-audit services, and considered whether the provision of non-audit services by the independent registered public accounting firm was compatible with maintaining the independent registered public accounting firm’s independence and concluded that it was compatible.

Prior to and in conjunction with the filing of the quarterly and annual financial statements, the audit committee meets with the independent registered public accounting firm and the accounting firm performing the internal control audit function, with and without management present, to discuss the results of their review or audit, as applicable, their evaluations of the internal controls, and the overall quality and acceptability of our financial reporting.

Based on the reviews and discussions referred to above, the audit committee recommended that the audited financial statements for 2016 be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

The committee believes that as a result of Ernst & Young’s knowledge of the Company, the quality of Ernst & Young’s performance in 2016, Ernst & Young’s independence from us and management, and Ernst & Young’s extensive experience with REITs, that it is in the best interests of the Company and its stockholders to retain the services of Ernst & Young. Accordingly, the audit committee approved the retention of Ernst & Young LLP as independent registered public accounting firm for 2017.

Respectfully submitted.

Leor Siri, Chair
James J. Burns
Joseph A. DeLuca
Eugene I. Zuriff

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who beneficially own more than 10% of our issued and outstanding capital stock, file certain reports with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by the rules and regulations promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based on a review of information supplied to us by our executive officers and directors, and public filings made by any 10% beneficial owners, we believe that in 2016, all Section 16(a) filing requirements applicable to our executive officers, directors and 10% beneficial owners were met on a timely basis, other than one report relating to one transaction that was not filed on a timely basis by each of Messrs. Biederman, J. Gould and Lovejoy, who were late in reporting their acquisition of shares pursuant to our dividend reinvestment plan because the information required to file the report was not available at the time such report was due.

ADDITIONAL INFORMATION AND NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

As of the date of this proxy statement, we do not know of any business that will be presented for consideration at the meeting other than the items referred to in the Notice of the Meeting. Subject to applicable law, if any other matter is properly brought before the meeting for action by stockholders, the holders of the proxies will vote and act with respect to the business in accordance with their best judgment and discretionary authority to do so is conferred by the enclosed proxy.

Our corporate governance guidelines, code of business conduct and ethics and the charter for each of our audit, compensation and nominating committees are available at the corporate governance section of our website at: www.onelibertyproperties.com/corporate_governance. Copies of such documents may be obtained without charge by writing to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Att: Secretary.

This proxy statement (including the notice of meeting), the proxy card and our 2016 annual report to stockholders are available at http://1liberty.com/annualmeetingmaterials.pdf.

Great Neck, NY April 18, 2017	By order of the Board of Directors Mark H. Lundy, Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

ONE LIBERTY PROPERTIES, INC.

June 14, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://1liberty.com/annualmeetingmaterials.pdf

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00000333030403000000 5 061417

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This Proxy, when properly executed, will be voted in the manner directed by you. If this proxy is properly executed by you but no direction is made, this Proxy will be voted FOR all nominees, FOR proposals 2 and 4, and for THREE YEARS on proposal 3. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares of common stock unless you sign and return this card.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The Board of Directors recommends you vote FOR each of the Director Nominees listed below

NOMINEES:	FOR	AGAINST	ABSTAIN
Charles Biederman	☐	☐	☐
Patrick J. Callan, Jr.	☐	☐	☐
Louis P. Karol	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 4 and recommends that you vote THREE YEARS on Proposal 3.

	FOR	AGAINST	ABSTAIN
2. A proposal to approve, by non-binding vote, executive compensation of the Company for the fiscal year ended December 31, 2016, as disclosed in the proxy statement.	☐	☐	☐

	ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
3. A proposal to approve, by non-binding vote, the frequency of future non-binding votes on executive compensation.	☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Please date this Proxy.